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                                                                     EXHIBIT 3.3
                                                                  CONFORMED COPY
                      CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                            FLAGSTAR COMPANIES, INC.
                                      INTO
                               TW HOLDINGS, INC.
     TW Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the 29th day of September, 1988, pursuant to the Corporation Law of the State of Delaware.
     SECOND: That this corporation owns all of the outstanding shares (of each class) of the stock of Flagstar Companies, Inc., a corporation incorporated on the 16th day of June, 1993, pursuant to the Corporation Law of the State of Delaware.
     THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 28th day of April, 1993, determined to merge into itself said Flagstar Companies, Inc.:
     RESOLVED, that the name of this corporation shall be changed to "Flagstar Companies, Inc." (the "NAME CHANGE"); and
     FURTHER RESOLVED, that the officers of this corporation (and any one or more of them) are hereby authorized and empowered to do or cause to be done all such acts or things and to sign or cause to be signed and delivered, all such documents, agreements, instruments and certifications and articles, in the name and on behalf of this corporation or otherwise, as they may deem necessary, advisable or appropriate to create a wholly-owned subsidiary of this corporation in Delaware for the sole purpose of merging such subsidiary with and into this corporation, with this corporation being the surviving corporation, in accordance with Section 253 of the Delaware General Corporation Law in order to effectuate the Name Change (the "MERGER"); and
     FURTHER RESOLVED, that the Merger effectuating the Name Change be, and the same hereby is, in all respects approved, and that the officers of this corporation (and any one or more of them) are hereby authorized and empowered, in the name of and on behalf of this corporation, to execute and deliver all documents, agreements and articles of merger as they may deem necessary, advisable or appropriate to effectuate the Merger.
     FOURTH: That, as a result of the merger, this corporation change its corporate name by changing Article I of the Restated Certificate of
Incorporation of this corporation to read as follows: "Article I. The name of the corporation is Flagstar Companies, Inc."
     FIFTH: This merger shall be effective upon the date of filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.
     IN WITNESS WHEREOF, said TW Holdings, Inc. has caused this Certificate to
be signed by     A. Ray Biggs    ,
its          Vice President         and attested by          George
Moseley         , its          Secretary         , this 16th day of June, 1993.
                                         TW HOLDINGS, INC.
                                         By: /s/         A. RAY BIGGS
                                         Its:           VICE PRESIDENT
ATTEST:
By: /s/       George E. Moseley
Its:              SECRETARY